Exhibit 99.1

Cell Therapeutics, Inc. Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics Provides Monthly Information

at Request of CONSOB

February 25, 2011 Seattle — Cell Therapeutics, Inc. (the “Company” or “CTI”) (NASDAQ and MTA: CTIC) is providing the information herein pursuant to a request from the Italian securities regulatory authority, CONSOB, pursuant to Article 114, Section 5 of the Unified Financial Act, that the Company issue at the end of each month a press release providing a monthly update of certain information relating to the Company’s management and financial situation. However, the Company also directs its Italian shareholders to the Italian language section of its website at www.celltherapeutics.com/italiano, where more complete information about the Company and its products and operations, including press releases issued by the Company, as well as the Company’s U.S. Securities and Exchange (“SEC”) filings and the Listing Prospectus authorized to be published by CONSOB, can be found. The information provided below is qualified in its entirety by reference to such information. Please note that all the information disclosed in this press release primarily refers to the period January 1, 2011 through January 31, 2011 except as otherwise expressly noted.

Provisional financial information as of January 31, 2011 and EBITDA

The following information concerns the Company’s provisional (unaudited) results for the month ended January 31, 2011.

Such financial information represents estimates that are based on assumptions the occurrence of which depends on circumstances relating to the Company and the macroeconomic situation, and which assumptions might or might not occur.

The following table reports the Estimated Indication of a few relevant items referring to the statements of operations for the month ended January 31, 2011:

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Estimated financial data of the Company for the month ended January 31, 2011

The estimated and unaudited financial data of the Company as of January 31, 2011 compared with those for the previous month are shown below (amounts in thousands of U.S. dollars):

	December 31, 2010	January 31, 2011
Net revenue	$—	$—

Operating income (expense)	$(8,427)	$(4,032)

Profit /(Loss) from operations	$(8,427)	$(4,032)

Other income (expenses), net	$(2,937)	$263

Preferred Stock:
-Deemed Dividend	$(14,399)	$—

EBITDA	$(25,763)	$(3,769)

Depreciation and amortization	$(119)	$(146)

Amortization of debt discount and issuance costs	$(147)	$(10)

Interest expense	$162	$(117)

Net profit /(loss) attributable to common shareholders	$(25,867)	$(4,042)

Estimated Research and Development expenses were $4.4 million and $2.0 million for the months of December 2010 and

January 2011, respectively.

Net financial indebtedness

The following table reports the estimated and unaudited net financial indebtedness of the Company as of December 31, 2010 and January 31, 2011, including the separate indication of the total financial needs, regarding debts expiring less than 12 months ahead (current portion). The relevant financial data are compared with those for the previous month (amounts in thousands of U.S. dollars).

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Net Financial Standing	December 31, 2010	January 31, 2011
Cash and cash equivalents	$22,649	$39,148
Long term obligations, current portion	$(1,717)	$(1,717)
Convertible senior notes	$(22,308)	$(22,308)
Net Financial Standing, current portion	$(1,376)	$15,123

Long term obligations, less current portion	$(4,206)	$(4,250)
Net Financial Standing, less current portion	$(4,206)	$(4,250)
Net Financial Indebtedness	$(5,582)	$10,873

The total estimated and unaudited net financial position of the Company as of January 31, 2011 was approximately positive $10,873 (in thousands of U.S. dollars).

The Company’s 7.5% Convertible Senior Notes with a maturity date of April 30, 2011 and 5.75% Convertible Senior Notes with a maturity date of December 15, 2011 come due within the next twelve months.

The Company had no debt that matured during the month of January 2011.

Outstanding notes and preferred shares

The following tables disclose information about the Company’s outstanding convertible senior notes as of January 31, 2011, compared with the same information as of December 31, 2010, and the Company’s outstanding non-convertible Series 8 preferred stock as of January 31, 2011, compared with the same information as of December 31, 2010:

Convertible Notes–January 31, 2011

Description	Maturity/ Redemption Date	Principal/ Aggregated Stated Value Outstanding as of December 31, 2010	Number of Common Stock Reserve as of December 31, 2010	Principal/ Aggregated Stated Value Outstanding as of January 31, 2011	Number of Common Stock Reserve as of January 31, 2011
7.5% Convertible Senior Notes	30-Apr-11	$10,250,000	122,620	$10,250,000	122,620

5.75% Convertible Senior Notes	15-Dec-11	$10,913,000	363,766	$10,913,000	363,766

Totals		$21,163,000	486,386	$21,163,000	486,386

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Preferred Stock–January 31, 2011

Description	Principal/Aggregated Stated Value Outstanding as of December 31, 2010	Number of Preferred Shares outstanding as of December 31, 2010	Principal/Aggregated Stated Value Outstanding as of January 31, 2011	Number of Preferred Shares outstanding as of January 31, 2011
Series 8 Non-Convertible Preferred Stock*	—	—	$25,000,000	25,000

Totals	—	—	$25,000,000	25,000

*	The shares of Series 8 Preferred Stock will accrue annual dividends at the rate of 10% from the date of issuance, payable in additional shares of Series 8 Preferred Stock.

Debt Restructuring Program

In January 2011, the Company neither issued any new debt instruments nor bought any debt instruments already issued by the Company. The Company believes it is in compliance with the covenants on each series of its outstanding convertible notes.

Regulatory Matters and Products in Development

Pixantrone

On November 18, 2010, the Company announced that the Marketing Authorization Application (“MAA”) seeking approval for pixantrone for the treatment of adult patients with multiply relapsed or refractory aggressive non-Hodgkin’s lymphoma (“NHL”) was validated and accepted for review by the European Medicines Agency (“EMA”). On December 3, 2010, the Company announced that it had submitted a formal appeal to the Office of New Drugs in the U.S. Food and Drug Administration’s (“FDA”) Center for Drug Evaluation and Research regarding FDA’s decision from earlier this year on the pixantrone New Drug Application (“NDA”) to treat relapsed/refractory aggressive NHL.

Corporate Transactions and Assignment of Assets

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With respect to the period from January 1, 2011 through January 31, 2011, the Company has no additional information to disclose to the market.

Exchange Listing Matters

With respect to the period from January 1, 2011 through January 31, 2011, the Company has no additional information to disclose to the market.

Update on Outstanding Shares of Common Stock

The number of shares of the Company’s common stock, no par value (the “Common Stock”), issued and outstanding as of December 31, 2010 and January 31, 2011 was 813,751,299 and 900,732,163, respectively.

During the month of January 2011, the following transactions contributed to the change in the number of shares of the Company’s outstanding Common Stock:

•	the issuance of 22,563,177 shares of Common Stock upon exercises of common stock purchase warrants;

•	conversion of the Company’s Series 9 preferred stock resulting in the issuance of 64,466,219 shares of Common Stock; and

•	the cancellation of 48,532 shares of Common Stock under the Company’s 2007 Equity Incentive Plan, as amended.

The Company is not aware of any agreement for the resale of its shares of Common Stock on the Mercato Telematico Azionario (MTA) nor of the modalities by means of which shares of Common Stock were or will be resold.

Information about the capacity of the Company to sustain its financial needs

As disclosed in this press release, the Company had approximately $39.1 million in cash and cash equivalents as of January 31, 2011. This amount includes the proceeds from the registered offering announced by the Company on January 13, 2011 (the “January Offering”) of up to $25 million of shares of the Company’s Series 8 Non-Convertible Preferred Stock (the “Series 8 Preferred Stock”), warrants (“Warrants”) to purchase up to 22,563,177 shares of Common Stock and an additional investment right (the “January Investment Right”) to purchase up to $25 million of shares of the Company’s Series 9 Convertible Preferred Stock (the “Series 9 Preferred Stock”) to a single life sciences institutional investor (the “Investor”). Prior to the closing of the January Offering, the Investor elected to exercise all of the Warrants to purchase 22,563,177 shares of Common Stock and the entire January Investment Right to purchase 25,000 shares of Series 9 Preferred Stock (together, the “January Exercises”). The Investor also elected to convert the 25,000 shares of Series 9 Preferred Stock into 64,466,219 shares of Common Stock, for a total of 87,029,396 shares of Common Stock issued to the Investor as a result of the January Exercises. The exercise price for the January Exercises was paid through the issuance by the Investor to the Company of recourse notes fully secured with marketable securities. The January Offering closed

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on January 27, 2011 and the Company received $25 million in gross proceeds upon issuance of 25,000 shares of Series 8 Preferred Stock. As of February 25, 2011, 25,000 shares of the Series 8 Preferred Stock are issued and outstanding.

On February 18, 2011, the Company announced a registered offering (the “February Offering”) of up to approximately $25 million of shares of the Company’s Series 10 Non-Convertible Preferred Stock (the “Series 10 Preferred Stock”), Warrants to purchase up to approximately 25.9 million shares of Common Stock and an additional investment right (the “February Investment Right”) to purchase up to approximately $25 million of shares of the Company’s Series 11 Convertible Preferred Stock (the “Series 11 Preferred Stock”) to the Investor. As of February 24, 2011, the Investor had exercised Warrants to purchase 10,376,825 shares of Common Stock and the February Investment Right to purchase 9,991 shares of the Series 11 Preferred Stock (together, the “February Exercises”) and had elected to convert 9,991 shares of the Series 11 Preferred Stock into 29,646,884 shares of Common Stock, for a total of 40,023,709 shares of Common Stock issued to the Investor as a result of the February Exercises. The exercise price for the February Exercises was paid through the issuance by the Investor to the Company of recourse notes fully secured with marketable securities. The closing of the issuance and sale of the Series 10 Preferred Stock is expected to occur on March 4, 2011.

For further information about the January Offering and the February Offering please refer to the press releases disseminated on January 13, January 28 and February 18, 2011.

About Cell Therapeutics, Inc.

Headquartered in Seattle, the Company is a biopharmaceutical company committed to developing an integrated portfolio of oncology products aimed at making cancer more treatable. For additional information, please visit www.CellTherapeutics.com.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect future results and the trading price of the Company’s securities. Specifically, the risks and uncertainties that could affect the development of pixantrone include risks associated with preclinical and clinical developments in the biopharmaceutical industry in general, and with pixantrone in particular, including, without limitation, the potential failure of pixantrone to prove safe and effective for the treatment of relapsed or refractory aggressive NHL and/or other tumors as determined by the FDA and/or the EMA, that the FDA may not accept the Company’s special protocol assessment and/or the proposed design for the protocol of the Company’s clinical trial and/or may request additional clinical trials, that the EMA may not approve the Company’s MAA after review, that the Company may not regain compliance with NASDAQ’s minimum bid price rule by May 2, 2011, that the Company cannot predict the outcome of the formal dispute resolution process, that the Company’s appeal may not be successful, and the Company’s ability to continue to raise capital as needed to fund its operations, competitive factors, technological developments, and costs of developing, producing and selling pixantrone. Further risks and uncertainties include that the Company continues to have a substantial amount of debt outstanding and the quarterly interest expense associated with the debt is significant, the Company’s operating expenses continue to exceed its net revenues, that the Company may not be able to further reduce its operating expenses, that the Company will continue to need to raise capital to fund its operating expenses and may not be able to raise sufficient amounts to fund its continued operation, and that the information presented herein with respect to the Company’s convertible notes and non-convertible preferred stock may

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differ materially from the information presented by the Company with respect to its convertible notes and non-convertible preferred stock prepared in accordance with U.S. GAAP in its periodic reports on Form 10-K and Form 10-Q, as well as other risks listed or described from time to time in the Company’s most recent filings with the SEC on Forms 10-K, 10-Q and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

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Media Contact:

Cell Therapeutics, Inc.

Dan Eramian

T: 206.272.4343

C: 206.854.1200

Lindsey Jesch

T : 206.272.4347

F : 206.272.4434

E: deramian@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Cell Therapeutics, Inc.

Ed Bell

T: 206.272.4345

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors

www.CellTherapeutics.com